EXHIBIT 16

(KPMG LLP LETTERHEAD)

KPMG LLP
SouthTrust Tower	Telephone 205 324 2495
Suite 1800	Fax 205 324 3084
420 20th Street North
Birmingham, AL 35203

May 28, 2004

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for United Bancorporation of Alabama, Inc. (the Company) and, under the date of March 5, 2004, we reported on the consolidated financial statements of the Company as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003. On May 26, 2004, we declined to submit a proposal to provide audit services to the Company and terminated our relationship as principal accountants. We have read United Bancorporation of Alabama, Inc.’s statements included under Item 4 of its Form 8-K dated May 26, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the decision to request audit proposals was approved by the Company’s audit committee.

Very truly yours,

/s/ KPMG LLP